EXHIBIT 99.1

Homeland Defense Partners to Join Forces within Solution Created by Zanetts Paragon Dynamics

COLORADO SPRINGS, COLORADO, February 15th, 2005, Zanett, Inc.s IT Commonwealth Member Paragon Dynamics, Inc. (PDI) has partnered with the University of Colorado at Colorado Springs (UCCS), Network Information and Space Security Center (NISSC), to deploy dynamicPACE, a PDI built real time collaboration solution. The NISSC Extended Virtual Environment (NEVE), powered by dynamicPACE, will enable the NISSC to facilitate cooperation and collaboration between its constituencies in the military, industry, academia, and government in order to meet challenges presented by Homeland Security and Homeland Defense.

Through dynamicPACE, the NISSC and its partners will collaborate in real time concerning issues of national importance in homeland security, Paragon Dynamics Chief Operations Officer Roger Stapleton said. Were extremely proud to support the NISSC in its mission to help solve such important challenges facing our country.

DynamicPACE was developed by Paragon for internal use, to facilitate the delivery of its engineering and project management solutions. It is a unique application using a real life metaphor to create an intuitive, yet powerful collaboration environment. Completely brandable and tailorable, dynamicPACE can be easily integrated with existing infrastructures and business processes. Utilizing web technologies, users can create persistent virtual rooms, attend online meetings, compartment their data, jointly work on files and data, utilize electronic whiteboards, chat, instant message, log activities, and perform a variety of other collaborative functions.

The UCCS has created the NISSC as a center of excellence that brings together several consortiums to address specific homeland security and homeland defense research and educational issues. Under the leadership of Dr. Bill Ayen, the Center tackles issues such as future architectures, policies and management strategies, the impact of future technological advances, and research that relates to critical infrastructures. The Centers focus is on strategic planning and technology related to the complex systems involved in homeland security. The NEVE will allow some of the brightest minds in industry, government, and academia to instantly and continually work together anytime, anyplace, said Mr. Stapleton. He added, dynamicPACE will provide them with a tool to leverage their extraordinary talents.

The Network Information and Space Security Center (NISSC)

(http://www.nissc.org) was established at the University of Colorado at Colorado Springs (UCCS) in 2002 to help satisfy critical needs in technical, management, and policy and doctrine areas related to information assurance and future network and space system architectures. The mission has been expanded to include all aspects of homeland defense and homeland security. Working in a collaborative manner within the University of Colorado and with partners from industry, military, government, and other academic institutions, NISSC conducts theoretical and applied research; manages projects that provide focused study and technical assessment for complex systems issues; provides seminars and workshops; and, in conjunction with academic units, facilitates the definition and delivery of credit courses, certificates, and academic programs.

While dynamicPACE does facilitate virtual meetings, its more than that, says Stapleton, It is an environment that, regardless of location or time zone, users jointly and instantly solve problems as though they are working side by side. Unlike some services that support one-to-one or one-to-many interactions, dynamicPACE offers simultaneous collaboration environments where people can exchange information and turn it into knowledge. Meetings are fine, says Stapleton, but sometimes people need to conduct time sensitive work on mission critical issues, and a simple on-line meeting is ineffective.

About Paragon Dynamics, Inc.  (http://www.paragondynamics.com)

Paragon Dynamics, Inc. (PDI), a wholly-owned subsidiary of Zanett, Inc. (NASDAQ ZANE) and member of the IT Commonwealth government services division, is a Systems, Software and Analytical Engineering Services company that provides technical expertise and engineering solutions to national systems and aerospace IT programs. The dedicated professionals at PDI consist of highly qualified engineers with direct experience in government and commercial satellite, DoD Intelligence, and IT infrastructure programs.

Paragon Dynamics is strategically located in major defense and mission operational hubs - Colorado, California, and the Washington, DC metro area.

About University of Colorado at Colorado Springs (http://www.uccs.edu)

CU-Colorado Springs, located on Austin Bluffs Parkway in northeast Colorado Springs, is the fastest growing university in Colorado and one of the fastest growing universities in the nation. The university offers 25 bachelors degrees, 17 masters and two doctoral degrees. The campus enrolls more than 7,600 students annually.

CONTACT:
Neal Starkey
VP Corporate Growth, Paragon Dynamics, Inc.
(719) 593-5597,
rnstarkey@paragondynamics.com